EXHIBIT 21

LIST OF SUBSIDIARIES OF
ACTION PERFORMANCE COMPANIES, INC.
(as of December 12, 2001)

State or Country
of Incorporation
Name of Subsidiary	or Organization

Action Corporate Services, Inc.	Arizona

Action Performance Holdings GmbH	Germany

Action Racing Collectables, Inc.	Arizona

Action Sports Image, L.L.C	Arizona

APC Europe GmbH (1)	Germany

APC Minichamps GmbH (1)	Germany

AW Acquisition, Inc.	Arizona

Castaway Collectables, L.L.C. (2)	Arizona

Chase Racewear, L.L.C. (2)	North Carolina

Creative Marketing & Promotions, Inc.	North Carolina

Danhausen GmbH (5)	Germany

goracing.com, inc	Arizona

goracing Interactive Services, Inc.(4)	Arizona

Minichamps GmbH& Co. KG (7)	Germany

Minichamps North America, Incorporated(7)	Florida

Paul’s Model Art GmbH & CoKG (8)	Germany

Performance Plus Nutritional, L.L.C. (3)	Delaware

RYP, Inc.	North Carolina

Racing Collectables Club of America, Inc.(6)	Arizona

The Fan Club Company, L.L.C.(4)	Arizona

(1)	wholly owned subsidiary of Action Performance Holdings GmbH

(2)	80% owned subsidiary of Action Performance Companies, Inc.

(3)	58% owned subsidiary of Action Performance Companies, Inc.

(4)	wholly owned subsidiary of Racing Collectables Club of America, Inc.

(5)	80% owned subsidiary of Action Performance Holding GmbH

(6)	wholly owned subsidiary of goracing.com, inc.

(7)	wholly owned subsidiary of Paul’s Model Art GmbH & CoKG

(8)	80% owned subsidiary of APC Europe GmbH